PLUM CREEK Leader, Rick Holley

Operator:	Good afternoon. My name is Stephanie and I will be your conference facilitator. At this time I would like to welcome everyone to the Plum Creek's First Quarter 2003 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you.

Mr. Hobbs, you may begin your conference.

John Hobbs:	Good afternoon ladies and gentlemen, and welcome to the First Quarter conference call for Plum Creek. I am John Hobbs, Director of Investor Relations for the company. Today we have on the line Rick Holley, President and CEO, and Bill Brown, Executive Vice President and CFO.

This call is open to all investors and members of the media. However, the Q and A portion of the call is intended for the professional investment community only. We ask that other participants please follow up with any questions by calling me at 1.800.858.5347. I encourage you to visit our web site, www.plumcreek.com. There you will find our press release and supplemental financial statements for the First Quarter of 2003.

Before we begin I would like to take this time to remind everyone that certain of our statements today will be forward-looking involving known and unknown risks, uncertainties and other financial factors that may cause actual results or performance to differ from those expressed or implied. These risks and factors are routinely detailed in our filings with the Securities and Exchange Commission. Now I will turn the call over to Rick.

Rick Holley:	Good afternoon and welcome. Today Bill Brown will review first quarter results for the company with you, and then I will follow up with some time discussing our outlook for the second quarter and then we will open it up to any questions you may have. Bill.

Bill Brown:	We reported earnings of $0.18 per share after taking an asset impairment charge of $9 million, or $0.05 per share on some non-strategic timberland we expect to sell in the second quarter of this year. The Northern Resources segment operating profit was $23 million due to seasonally lower harvest volumes and seasonally lower road maintenance expenses, which were down $1.9 million from the fourth quarter of 2002. Prices were flat relative to the fourth quarter 2002. The $4 per ton decline in sawlog prices was due to a mixed shift to smaller diameter logs, while pulpwood demand was good with firm pricing. We did see some strength in Oregon Douglas fir as many saw mills rebuild depleted log decks.

Southern Resources operating profit was $49 million. The first quarter harvest was nearly three million tons, about half a million tons less than the fourth quarter of 2002. However, the harvest was higher than originally estimated in the first quarter for two reasons; first, some customers with stumpage contracts harvested about 80,000 tons more than originally estimated; and secondly, we took advantage of better-than-expected markets in regions where improving demand for pulpwood and wet weather combined to improve spot pricing for both pulpwood and sawlogs.

Pulpwood prices were up 14% versus the fourth quarter. We saw spot price increases of 30% or more in some areas. Hardwood pulpwood was particularly strong with spot market prices reaching highs last experienced in the first quarter of 1998. Southern sawlog prices bounced along the bottom. Average sawlog prices were up $1 per ton from last quarter as sawlog markets continue to be influenced by uncertainties surrounding lumber markets. Wet weather and low log decks made it difficult for some mills to keep log yards adequately stocked, and some mills chose to curtail production rather than bid up log prices.

First quarter revenue for the real estate segment was $23 million. Sales were made to a balanced mix of conservation, individual and development buyers. Cash generated by these sales was approximately $21 million.

The reported $4 million of operating profit in the real estate segment includes the effect of the $9 million impairment charge we took on approximately 28,000 acres of non-strategic timberlands. The actual sale of these timberlands is expected to be reported in the second quarter in our real estate segment and is not included in our $80 million to $100 million estimate of 2003 higher and better used sales.

The manufacturing segment reported a $5 million loss for the quarter, which is unchanged from the $5 million loss in the fourth quarter of 2002.

In lumber, improvements in production efficiency mitigated much of the downward pressure on lumber profitability due to seasonally lower sales volumes and slightly lower prices. The plywood business remains profitable with stable prices and volumes. Our MDF sales volume and price realization improved with price realizations up 2.4% on improved product mix, and with sales volume up approximately 11% when compared to fourth 2002. However, these gains were offset by higher production costs, most notably in resin and natural gas.

Our conservative balance sheet provides excellent flexibility in this business environment. Our net debt is $1.7 billion with a weighted average cost of 6.7%, and we have $208 million of cash on the balance sheet with access to over $300 million through our credit lines. During the quarter the company repurchased just over two million shares of common stock at an average price of $21.53 per share. As we say in our press release, we took advantage of an opportunity and repurchased shares at what we believe are compelling values.

Rick Holley:	This is Rick Holley. In January I said that we expected 2003 to continue to be every bit as challenging as 2002. Pulpwood markets are showing some encouraging signs of improvement. Sawlog demand appears fairly good and there have been limited opportunities to improve pricing in most markets. While we achieved better-than-expected results in the first quarter, we have not revised our outlook for the year and will remain cautious. We expect housing and repair/remodel markets to support good demand for lumber and other building products this year. We have also experienced improvement in industrial demand for specialty plywood, which seems to be a good indication of better industrial end–use markets for wood. However, demand is only half the equation in the marketplace and the oversupply of U.S. lumber markets remains a source of uncertainty.

Resolving the lumber dispute with Canada is a key step in restoring balance to the U.S. lumber market.

During the first quarter Canada and the United States made progress toward the ultimate goal of creating permanent systemic reforms in Canada. But several key issues remain unresolved. In our view the proposals that are currently being discussed, which call for a sliding scale Canadian export tax on lumber are very positive steps toward a workable interim solution to the lumber dispute with Canada. Three days of NAFTA panel reviews were conducted last week, and the results of these discussions are due in early June. We expect between now and June that negotiations between the U.S. and Canada will resume, focusing on reaching an interim agreement. Ultimately an agreement that levels the playing field for U.S. lumber producers will have a positive effect on U.S. sawlog markets, and of course, Plum Creek.

However, at this time we cannot predict either the outcome or timing of these negotiations. The weaker U.S. dollar has improved the competitiveness of our pulp and paper customers, and that has improved pulpwood markets. Some of the spot market increases experienced in the first quarter were simply weather driven. We don't expect these price spikes to be sustained. However, we recently negotiated some six and twelve month pulpwood contracts at attractive prices. We view these developments as indicators that pulpwood markets are experiencing fundamental improvements. Overall, we expect supply and demand in pulpwood markets to remain largely in balance with some opportunity for modest price improvements as the year progresses and world economies improve.

We still expect to harvest between 18.5 and 19.5 million tons of timber this year. Harvest volumes in the second quarter will show typical seasonal patterns. In the South volumes will increase as demand for building products improves seasonally and drier weather improves access to timberlands and harvest activities.

In our Northern segment harvest volumes will decline as the spring thaw limits harvesting activities in those areas. We continue to expect to sell between $80 and $100 million of HBU real estate this year. And as Bill said earlier, this estimate does not include the $12 million of revenue associated with this non-core timberland sale that we discussed.

In our Manufacturing performance should improve in the second quarter as lumber and plywood experience seasonal price gains and the MDF product mix continues to improve. We expect to report earnings between $0.22 and $0.27 per share for the second quarter.

At Plum Creek we recognize that our job is to make sure that we get the most value from each and every acre that we own. Our first quarter results are an indicator of the value that flexibility and local entrepreneurial management can create. Our ability to reduce harvests in poor markets and increase harvests to capture higher spot market prices can and does deliver value, even in difficult markets. For example, in the first quarter over 60% of our Southern logs were merchandised and delivered to customers rather than sold as stumpage in lump sum auctions. This brought value to our bottom line and to our customers as well.

Our real estate team is continuing the comprehensive review of potential HBU properties. They are in the process of cataloging and confirming the potential of over 900,000 acres in 20 states where we operate. These acres are in addition to the 400,000 acres that we have already cataloged as HBU. The plan is to redeploy capital from these asset sales into core timberland like we did with our acquisition last December of additional land in the state of Wisconsin.

I get asked frequently about all of the timberland that is on the market. Quite frankly, more has been announced for sale some time in the future than is actually on the market today. Currently there is about 1.5 million acres for sale in the United States. However, there is significant capital pursuing these timberland investments.

What has been sold has, in our opinion, been at very high prices as investors look through the current economic cycle. We continue to look at opportunities, but recently the best timberland acquisition opportunity was the purchase of our own stock. As Bill stated, we remain in very good financial shape and we can and will take advantage of acquisition and other growth opportunities that enhance the value of the company.

Lastly, we continue to make progress in the non-timber resource arena. During the quarter we began selling coal bed methane into the market with our operating partner and we expect to generate some modest cash flow from this business this year. The total project estimates 300 plus wells completed by the end of 2005. This is composed of 122,000 acres, of which Plum Creek owns a little over half, with the balances under lease. 34 wells were completed in 2002 with a plan to complete over 100 wells in total by the end of this year. We continue to be pleased with the drilling efforts and the prospects for this business. Once again, what we are going through here is an evaluation of the value of this business and we will decide in the future whether it is a business we stay in or if it is a business that we do, in fact, sell.

In summary, the geographic diversity of our assets, the execution of our strategies and our focus on value will allow us to continue to deliver attractive returns to our owners. As John mentioned, we have supplied supplemental information on our web site, and please call John with any other follow up questions you might have.

Stephane, at this time we will open it up for questions. Thank you.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star and then the number one on your telephone keypad. We will pause for just a moment to compile the Q and A roster.

Your first question comes from the line of Rich Schneider from UBS Warburg.

Rich Schneider:	Hi. I was wondering about your outlook for log prices in the Southern region in the second quarter. You talked about the run up and could you just describe the conditions, where we are in the drying out process and what your outlook is on pricing in that area?

Bill Brown:	Yeah, this is Bill. I think what we are going to see in the second quarter is maybe a move to more typical seasonal weather, so you would see some drying out in the South and you might see, therefore, more pulpwood supply being available, which is one reason why Rick said that we didn't think that the improvement in pulpwood prices was something that could be sustained. We do think, however, there will be some increase in saw timber prices from the first quarter as saw mills try to rebuild some of the depleted decks. And some of them, as you know, are operating at pretty close to variable costs, but others are doing pretty well and they really just sort of don't have any inventory. So we will see, we think, some upward pressure on saw timber prices.

Rich Schneider:	And the pulpwood that you talked about that you opportunely signed contracts for six to twelve months, could you give us an idea of how much volume would be involved in that?

Bill Brown:	Well, much of this is sort of the Georgia Pacific one, which is done in February and August and I would say it is probably 10% of our volume.

Rich Schneider:	Of your Southern pulpwood volume?

Bill Brown:	Yes.

Rich Schneider:	Okay. And just the last question, where are now on the start up of the MDF facility and how far up the learning curve?

Bill Brown:	I think we are about two-thirds up the learning curve and another third to go, which should be done by the balance of this year.

Rich Schneider:	Okay, thanks a lot.

Operator:	Your next question comes from the line of Steve Cherkover (phonetic) from DA Davidson.

Steve Cherkover:	Thanks. Good afternoon. Could you explain how you will treat the, if I understand it, $12 million non-recurring gain from the sell of that surplus timberland in the second quarter? Is that part of the $0.22 to $0.27, or will that be over and above it?

Bill Brown:	That is not included in the $0.22 to $0.27. You will see $12 million of revenue and $12 million of cost and so it will have a neutral effect on earnings.

Steve Cherkover:	Okay. Thanks, Bill.

Bill Brown:	But it will be a positive $12 million for cash flow.

Steve Cherkover:	Excellent.

Operator:	Your next question comes from the line of Chip Dillon from Smith Barney.

Chip Dillon:	Yes, good afternoon. A question on the HBU sales that you anticipate for this year or the $80 to $100 million. Now, I guess that is a revenue number and what would be a good guess, or correct me, if you will, of the cash flow impact and the pretax earnings impact?

Bill Brown:	Yeah, this is Bill. I think last year we had about $28 million in basis for the sales we had. This year we are guesstimating as best we can. At this point it will be a somewhat higher basis, somewhere in the order of $50-60 million and that includes $21 million of basis of that non-strategic timberland. So somewhat higher basis this year than we experienced last year.

Chip Dillon:	Okay, of the twelve that you are going to get, that you talked about, okay. So the way to think about it is fifty to sixty in basis with the sales being 92 to 112, I guess is the way to think about it on that basis.

Bill Brown:	Right. Yes.

Chip Dillon:	And then in terms of what you report as cash flow, obviously, pretty much all of it will be cash flow, is that right?

Bill Brown:	Yes.

Chip Dillon:	Okay. And then a question on the land that you mentioned, the $9 million impairment, can you just walk through what could cause that? Is that largely good will? Obviously, you must have not costed something with that land at the level that maybe in hindsight you should have. Is this something that is very much a one–time issue, or why is there this impairment charge? Did something bad happen to the land that made it less marketable?

Rick Holley:	This is Rick Holley. When we did the merger with the timber company, as you recall, basically they acquired us. So we wrote up the value of all of Plum Creek's assets and these lands here were part of the timberlands. And when you write up, you don't go around every single acre and try to figure out what that is worth, so you write up regions of timberland. This happened to be some lower quality timberlands in one of our operating regions, so it got written up to a higher value than, quite frankly, it was worth. So that is the impairment charge.

Chip Dillon:	Okay, and that is, obviously, balanced by other properties that have gains built in, as you mentioned.

Rick Holley:	Absolutely, because you would take a value of 800 or 1,000 acres, whatever it might be and apply it to the total region and, therefore, you have some on there that would be impaired like this one was, and you have others, and hopefully a lot of others, that would have the opposite, in fact.

Bill Brown:	If I could just add something to that, I mean, for example on this particular transaction we believe we took out any potential higher and better use properties, and so it was really pretty vanilla timberland, which as Rick suggested, it was lower quality than the average.

Chip Dillon:	Got you. And last question, maybe Rick should maybe elaborate a little on the situation. You said there has been more, I think I heard you say, there has been more timberland announced for sale than is actually out there. Is that also to reflect that there is, i.e. not as much selection out there to buy, and are prices pretty high as a result relative to what you would like to pay?

Rick Holley:	Yeah. I think the transactions we have looked at, and we look at every transaction virtually on the market and gone through some very attractive prices, so that is why we find that the best acquisition of timber today is buying our own stock. That said, MeadWestvaco, International Paper and others have announced that they are going to sell substantial portions of timber, but none of that is on the market today. The only thing we are aware of that is on the market is some stuff Louisiana Pacific has for sale, and certainly the Calipers properties, which are scattered throughout the Southern and Northeastern United States. There are a couple other small transactions, but I get asked all the time about all the stuff on the market and there has been a lot announced, but a lot of it, at least to our knowledge, is not available yet.

Chip Dillon:	Depending on the price, let's say something does become available, if it is big would you be inclined to use some equity to keep your balance sheet in good Check or is that not something you would like to do at this level?

Rick Holley:	Not at the stock prices it currently is. We would rather buy it than sell it.

Chip Dillon:	Got you. Okay, thank you.

Operator:	Your next question comes from Jarrod Muroff from Prudential Financial.

Jarrod Muroff:	Thank you, and good afternoon. Congratulations. A question I had was your Southern resources harvest volume is down about 200,000 tons versus the first quarter year ago. Your revenues in that business were about even, but your operating expenses were up $5 million. I was just wondering if you can lay out a bit what may have caused that variance. My understanding is that those harvests, you don't go in and cut the trees, but your customers actually go in and cut the trees and pay you a stumpage fee. I was wondering what may have changed year-over-year that those operating costs went up on lower harvests?

Bill Brown:	We actually increased the percentage of harvests from delivered logs as opposed to stumpage. So we had higher expenses as we cut the trees or contracted to cut the trees and then delivered them. So you will see higher expenses and also higher revenues.

Jarrod Muroff:	What was the change? Can you give a sense of where you were at now delivered?

Bill Brown:	Well, now in the South we are delivering about 60% in the first quarter whereas I think a year ago it was 42%.

Jarrod Muroff:	And moving forward, do you see it reverting back to normal?

Bill Brown:	I can't tell you that. I think at the local level we are asking people to be entrepreneurial and get the best opportunity. I think in this market you will probably see it above 50%, but I can't say it is going to be 55 or 65.

Jarrod Muroff:	Okay. Just one other question, your previous guidance when you spoke in January about taking 500,000 tons out of the harvest, which was versus the first quarter year ago or was that versus the fourth quarter?

Bill Brown:	That was versus the first quarter of a year ago.

Jarrod Muroff:	Okay, so you delivered about 300,000 tons more than you expected out of the South.

Bill Brown:	Yes.

Jarrod Muroff:	Thank you.

Operator:	Your next question comes from John Tomazzos from Prudential Securities.

John Tomassos:	Good afternoon and congratulations also. Could you describe how much the increase in energy costs affected either timber sales or manufacturing? Certainly you will be using urea formaldehyde and natural gas, for example, in the MDF process, and how much those costs might have risen or might improve in the subsequent periods?

Rick Holley:	This is Rick Holley. In our manufacturing business in the quarter was about $500,000 and that is bulk, natural gas prices as well as resin costs. And we would expect if we see oil prices go down that resin costs should go down in the future as well, so hopefully we will see that improve.

On the logging side, because as we talked about a moment ago, we do hire contractors to cut trees in the South, which 60% of the harvest activity is in the first quarter. Predominantly that is what we do throughout the Northern areas of our operations. And with their fuel costs going up, we do help them with a portion of that, and that cost us about $1.5 million in the first quarter related to higher fuel costs to our logging contractors. So in total about $2 million negative impact from energy costs in the quarter.

John Tomassos:	In terms of the operating profit performance of the manufacturing segment, that is much more related to the prices of wood products and the learning curve, new MDF plant as opposed to fuel inflation.

Rick Holley:	That is correct. And largely, as we mentioned, the plywood business was profitable. The lumber business struggled a bit because of pricing, which was related to an oversupply largely from Canadian lumber and the MDF business, as we mentioned, the new line is coming up fairly rapidly up the curve. It is not really a learning curve because we have learned the business and we understand the business very well, but we are still going up through the, you know, growing pains of having additional production, having two mills next to each other. And the market for MDF has been a little bit poor. So as that market improves and as we get this Canadian lumber situation corrected, we should see manufacturing do quite well.

John Tomassos:	Thank you.

Operator:	At this time there are no further questions. Mr. Holley, are there any closing remarks?

Rick Holley:	Thank you all for being on the call today and we look forward to working with you throughout the year. Thank you very much.

Operator:	This concludes today's Plum Creek First Quarter 2003 Earnings conference call. You may now disconnect.

END OF CONFERENCE